Exhibit 4.2

RUSORO MINING LTD.
Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Expressed in U.S. Dollars)

Grant Thornton LLP Suite 1600, Grant Thornton Place 333 Seymour Street Vancouver, BC V6B 0A4 T (604) 687-2711 F (604) 685-6569 www.GrantThornton.ca

Report of Independent Registered

Chartered Accounting Firm

To the Directors of Rusoro Mining Ltd.:

We have audited the consolidated balance sheets of Rusoro Mining Ltd. as at December 31, 2007 and 2006 and the consolidated statements of operations and deficit, comprehensive income/loss, accumulated other comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States) and Canadian generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.

Audit • Tax • Advisory
Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd

Canadian generally accepted accounting principles vary in certain respects from accounting principles generally accepted in the United States of America.  Information related to the nature and effect of such differences is presented in Note 21 to the consolidated financial statements.

/s/ Grant Thornton LLP
Vancouver, Canada	Independent Registered
May 6, 2008 except as to Notes 19 and 21	Chartered Accounting Firm
which are as of December 12, 2008

Audit • Tax • Advisory
Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd

RUSORO MINING LTD. CONSOLIDATED BALANCE SHEETS AS AT DECEMBER 31, 2007 AND 2006 (Expressed in U.S. Dollars)

	2007	2006
	$	$
CURRENT ASSETS
Cash	31,352,166	11,121,109
Loans and receivables (Note 4)	5,300,231	411,445
Prepaid expenses and deposits (Notes 5 and 13)	8,187,746	378,446
Inventories – gold (Note 6)	7,634,989	96,515
Inventories – materials	3,089,999	—
Assets held for sale (Note 22)	855,000	—
	56,420,131	12,007,515
Property, plant and equipment (Notes 7 and 13)	758,680,742	3,696,951
Mineral properties (Notes 8 and 13)	190,287,252	26,822,013
Loans and receivables - non-current (Note 4)	1,136,092	—
	1,006,524,217	42,526,479

CURRENT LIABILITIES
Accounts payable and accrued liabilities (Note 9)	21,422,340	4,309,023
Short-term debt (Note 10)	522,375	—
Loan payable on acquisition (Note 14)	2,500,000	2,500,000
	24,444,715	6,809,023

Asset retirement obligation (Note 12)	2,284,178	462,609

Future income tax liability (Note 16)	276,752,282	—

Non-controlling interest (Note 3(b))	—	1,933,583

SHAREHOLDERS’ EQUITY
SHARE CAPITAL (Note 11(a))	669,251,552	89,161,949
CONTRIBUTED SURPLUS (Note 11(g))	91,823,658	7,198,983
ACCUMULATED OTHER COMPREHENSIVE INCOME	37,251,489	—
DEFICIT	(95,283,657)	(63,039,668)

	703,043,042	33,321,264

	1,006,524,217	42,526,479

Nature of operations - Note 1

Commitments and contingencies - Note 19

(See Accompanying Notes)

APPROVED BY THE DIRECTORS:
“George Salamis”	,	Director	“Gordon Keep”	,	Director
George Salamis			Gordon Keep

RUSORO MINING LTD. CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT FOR THE YEARS ENDED DECEMBER 31, (Expressed in U.S. Dollars)

	2007	2006
	$	$

REVENUE	3,494,613	—
Cost of goods sold	(7,282,856)	—
GROSS LOSS	(3,788,243)	—

EXPENSES
Administration expenses (Notes 11(h) and 13)	16,465,634	3,731,467
Amortization	31,823	—
Asset retirement costs (Note 12)	—	37,462
Consulting (Notes 11(h) and 13)	7,040,938	155,494
Foreign exchange loss	525,836	4,032,987
Interest expense (income) (Note 13)	(2,509,613)	8,236,982
Professional fees (Note 13)	1,682,806	1,030,858
Salaries (Notes 11(h) and 13)	1,915,948	182,791
Stock-based compensation on reverse take-over (Note 3(a))	—	7,825,924
Donations	1,149,484	—
Transfer agent and filing fees	118,009	41,954
Travel and entertainment expenses (Note 13)	3,706,515	823,570
	30,127,380	26,099,489
Loss before undernoted	(33,915,623)	(26,099,489)

OTHER EXPENSES (INCOME)

Impairment of mineral properties (Note 8)	289,743	10,293,409
Other expense (income)	127,091	(407,085)
Loss on disposal of marketable securities and investments	113,496	3,695
	530,330	9,890,019

LOSS BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	(34,445,953)	(35,989,508)

Income tax recovery (Note 16)	2,201,964	—
Loss on discontinued operations (Note 18)	—	(1,507,426)

NET LOSS	(32,243,989)	(37,496,934)

DEFICIT
Beginning of year	(63,039,668)	(25,542,734)

End of year	(95,283,657)	(63,039,668)

BASIC AND DILUTED LOSS PER SHARE	(0.20)	(2.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	161,105,435	18,609,760

RUSORO MINING LTD. FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 (Expressed in U.S. Dollars)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	2007	2006
	$	$

NET LOSS	(32,243,989)	(37,496,934)
Unrealized foreign exchange gains and losses on translating self-sustaining foreign operations	37,251,489	—
COMPREHENSIVE INCOME	5,007,500	(37,496,934)

CONSOLIDATED STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME

	2007	2006
	$	$

BALANCE – BEGINNING OF YEAR	—	—
Unrealized foreign exchange gains and losses on translating self-sustaining foreign operations	37,251,489	—
BALANCE – END OF YEAR	37,251,489	—

RUSORO MINING LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, (Expressed in U.S. Dollars)

	2007	2006
	$	$
OPERATING ACTIVITIES
Net loss for the year	(32,243,989)	(35,989,508)
Item not involving cash
Amortization	31,283	—
Asset retirement costs	—	37,462
Stock based compensation (Note 11(h))	16,826,115	7,825,924
Impairment of mineral properties (Note 8)	289,743	10,293,409
Loss on disposal of assets	113,496	3,695
Future Income Taxes	(2,201,964)	—
	(17,185,316)	(17,829,018)
Changes in non-cash working capital items
Inventories	(691,889)	3,987
Receivables	(709,245)	290,593
Prepaids	(4,291,567)	57,598
Assets held for sale	(855,000)	—
Accounts payables	348,094	3,039,786

Cash used in continuing operations	(23,384,923)	(14,437,054)
Cash used in discontinued operations	—	(1,193,964)
	(23,384,923)	(15,631,018)
FINANCING ACTIVITIES
Proceeds from private placement	225,000,000	35,000,000
Cash acquired in Mena and Goldfields transactions	60,418,601	—
Share issue costs	(13,799,022)	(2,475,427)
Repayment of short-term borrowings	(2,352,857)	—
Cash received upon the exercising of share warrants	514,940	—
Cash received upon the exercising of stock options	248,584	—
Advances from related parties	973,333	71,568
Advances from shareholders	—	12,744,539
Cancellation of shares	—	(10,000,000)
Loan payment (Note 14)	—	(2,500,000)
	271,003,579	32,840,680
INVESTING ACTIVITIES
Cash paid to acquire Goldfields	(205,523,442)	—
Mineral property costs	(11,456,746)	(6,112,954)
Purchase of property, plant and equipment	(10,963,761)	(148,872)
Advances from related companies	20,526	97,613
Proceeds from sale of marketable securities and long term investments	306,023	—
Collection of collateral loan	300,000	—
Acquisition costs for Mena	(70,199)	—
	(227,387,599)	(6,164,213)

INCREASE IN CASH	20,231,057	11,045,449
Cash - beginning of year	11,121,109	75,660
CASH – END OF YEAR	31,352,166	11,121,109

Supplemental cash flow information
Interest paid	—	8,236,982
Taxes paid	—	—
Non-cash investing and financing transactions (Note 15)

RUSORO MINING LTD. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Years Ended December 31, 2007 and 2006 (Expressed in U.S. Dollars)

1.             NATURE OF OPERATIONS

Rusoro Mining Ltd (“Rusoro” or “The Company”) was incorporated under the laws of the Province of British Columbia on March 1, 2000 under the name “Hollingfield Capital Corporation”.  The Corporation changed its name to “PKI Innovations (Canada) Inc.” on August 10, 2001. Prior to September 30, 2006, the Company had no business activities, but since then has entered into transactions whereby its business has become the exploration and development of mineral properties in Venezuela.

The Venezuelan subsidiaries of the Company have received mining concessions for the exploration, development, and exploitation of alluvial and vein gold and diamonds.  The concessions have been granted by the Ministry of Energy and Mines or by Corporación Venezolana de Guayana (“CVG”), maturing in 20 to 25 years, with some concessions extendable for subsequent periods of 10 years.

Promotora Minera de Guayana (“PMG”) owns an operating mine with proven reserves (see Note 3(c)). Rusoro indirectly owns 95% of PMG with the remaining 5% owned by Ferromineria Orinoco, CA, which is owned by CVG.

The Company continues to explore its other mineral properties and has not yet determined whether the properties contain reserves that are economically recoverable.  The recoverability of the capitalized costs associated with these non-producing exploratory mineral properties is dependent upon the existence of economically recoverable reserves, continuation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain the necessary exploitation permits on mining properties and obtaining financing to complete their development and upon future profitable production or disposition thereof.

Local and international political and economic conditions, such as variations in the price of gold, inflation, fluctuations in the exchange rate or the exchange control, exploitation controls and local political-economic developments can have a significant effect on the financial results of the Company’s operations.

2.             SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Consolidation

These consolidated financial statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”).  Summarized below are those policies considered particularly significant to the Company.  References to the Company included herein are inclusive of the accounts of the parent company and its consolidated subsidiaries.  All intercompany transactions and balances have been eliminated.

The Company presents its financial statements in U.S. dollars as the majority of its activities are denominated in U.S. dollars.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the recorded amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses incurred during the periods.  Specific areas requiring the use of estimates include the determination of depletion of reserves, amortization provisions for plant and equipment, the estimated asset retirement obligations and the input variables used to calculate stock-based compensation, future tax asset valuation allowance, termination benefits and asset retirement obligations.  Actual results could differ from these estimates.

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

Translation of Foreign Subsidiaries

The Company uses both the current and temporal methods for the translation of the accounts of subsidiaries.

The operations acquired in November 2007 (Note 3(c)) are self sustaining and its main economic operating environment is the Venezuelan market and its functional currency is the Venezuelan Bolivar.  Substantially all revenues as well as costs, expenses and investments, are denominated in Venezuelan bolivars and have been translated into United States dollars using the current rate method. Any foreign exchange gains or losses arising upon translation are recognized on the balance sheet as a component of accumulated other comprehensive income.

The remaining subsidiaries (which are considered to be integrated foreign operations) have been translated into United States dollars using the temporal method. Under this method, monetary assets and liabilities are translated into United States dollars at the exchange rate in effect at the end of the fiscal year while non-monetary assets and liabilities are translated using the exchange rate in effect on the date of such transaction. Income and expenses are translated at average exchange rates for the month except for depreciation and amortization, which are translated using the same rates as the related assets. Foreign exchange gains and losses on translation are included in the consolidated statement of operations.

Translation of Foreign Currency Transactions and Balances

The Company translates monetary assets and liabilities that are denominated in foreign currencies at the rate of exchange in effect at the balance sheet date and non-monetary assets and liabilities at historical exchange rates. Income and expenses are translated at average rates in the month except for depreciation and amortization, which are translated using the same rates as the related assets. Foreign exchange gains and losses on monetary items are recorded on the statement of operations.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Property, Plant and Equipment

Plant and equipment are recorded at cost less accumulated amortization and are amortized on a straight-line basis over their estimated useful lives as follows:

Facilities	20-25 years
Machinery	5 years
Furniture and equipment	5 years
Vehicles	4-5 years
Leasehold improvements	Term of the lease

Mineral Properties

The Company defers the cost of acquiring, maintaining its interest in, exploring, and developing mineral properties until such time as the properties are placed into production, abandoned, sold, or considered to be impaired in value.  Costs of producing properties will be amortized on a unit of production basis and costs of abandoned properties are written-off.  Proceeds received on the sale of interests in mineral properties are credited to the carrying value of the mineral properties, with any excess included in operations.  Write-downs due to impairment in value are charged to operations.

The Company is in the process of exploring and developing certain of its mineral properties and has not yet determined the amount of reserves available.  Management reviews the carrying value of mineral properties on a periodic basis and will recognize impairment in value based upon current exploration results, the prospect of further work being carried out by the Company, management assessment of the

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

likelihood of achieving profitable operations from the exploitation of the property or from the sale of the property.  Amounts shown for properties represent costs incurred net of write-downs and recoveries, and are not intended to represent present or future values.

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate.  Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future revenue generation are expensed.  Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated.  Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitment to a plan of action based on the then known facts.

In order for production to occur on mining properties under development, the Company must first obtain an exploitation permit on such properties. Exploitation permits are subject to the approval of the Venezuelan Government and Government Controlled entities. There can be no assurance that such permits will be obtained on properties under development.

Stripping Costs

Stripping costs associated with the removal of overburden and other mine waste materials that are incurred in the production phase of mining operations are included in the cost of inventory produced in the period in which they are incurred, except when the charges represent a betterment to the mineral property. Charges represent a betterment to the mineral property when the stripping activity provides access to reserves that will be produced in future periods that would not have been accessible without the stripping activity. When charges are deferred in relation to a betterment, the charges are amortized over the reserve accessed by the stripping activity using the unit of production method.

Inventories

Gold bars and gold in process are stated at the lower of average production cost, which includes all direct and indirect costs, including amortization of equipment and facilities and net realizable value.

Materials inventory is recorded at the lower of average cost and net realizable value.

Accrual for Termination Benefits

The Venezuelan subsidiaries accrue liabilities for their workers’ termination benefits, which are payable when the working relationship between the employer and an employee comes to a close,.  Termination benefits are an acquired right of the worker based on the provisions of the Organic Labour Law (“OLL”) and the collective bargaining agreements currently in effect.  The OLL and the collective bargaining agreement also call for additional benefits that are applicable under certain circumstances and the Company, based on its experience, has recorded an additional accrual for such liabilities.

The Law provides for an additional indemnity for unjustified dismissals or involountary termination of 30 days salary for each year of service and a maximum of 150 days of current salary.

In the event of involuntary termination, the Law provides for an additional indemnity of of up to 90 days of current salary based on length of service. Accruals for these amounts are included in accounts payable and accrued liabilities.

Future Income Taxes

Income taxes are accounted for under the asset and liability method.  Future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Future tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Future tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is not considered to be more likely than not.

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

The Company’s subsidiaries are mainly located in Venezuela and are therefore subject to the laws and regulations of that country with respect to income taxation matters.  These laws and regulations differ from those in Canada.

Revenue Recognition

Revenue from mining operations are recognized upon shipment of gold, when title has passed to the customer, when persuasive evidence of an arrangement exists and collection of the sale proceeds is reasonably assured.

Asset Retirement Obligation

The Company recognizes the estimated liability associated with an asset retirement obligation (“ARO”) in the financial statements at the time the asset is acquired and the liability is incurred.  The estimated present value of the ARO liability is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset.  The capitalized amount is amortized over the useful life of the asset.  The liability amount is increased each reporting period due to the passage of time and the amount of accretion is charged to earnings in the period.  The liability is also adjusted for changes in the estimates of timing of cash flows or changes in the original estimated undiscounted cost.  Actual costs incurred upon settlement of the ARO are charged against the ARO to the extent of the liability recorded.

Impairment of Long-lived Assets

The Company assesses the recoverability of its long-lived assets by determining whether the carrying value of the long-lived assets can be recovered over their remaining lives through undiscounted future operating cash flows.  In the event that future recoverability is not supported, the amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the company’s average cost of funds.  If the discounted value of the future cash flows is less than the carrying amount of the asset, impairment is recognized.

Share Capital

Capital stock issued for other than cash is valued at the price at which the stock traded on the principal stock exchange on which the stock trades at the time the agreement to issue the stock is made or, if such issuance is at the option of the Company, at the time the Company determines to issue such stock.

Stock-based Compensation

The Company records stock-based compensation for consultants and employees using a fair value-based method.  The Company recognizes stock-based compensation expense on a straight line basis over the requisite service period which is generally the vesting period. Consideration received on the exercise of stock options and compensation options and warrants is recorded as share capital and the related contributed surplus originally recognized when the options were vested, is transferred to share capital.

Loss per Share

When there is a loss for the period, basic loss per share (“LPS”) is calculated by dividing the net loss applicable to common shareholders by the weighted average number of common shares outstanding for the year.  Outstanding warrants and options are excluded from the calculation of diluted LPS, as they are anti-dilutive.

Change in Accounting Policies

Effective January 1, 2007, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 1530: Comprehensive Income, CICA Handbook Section 3251, Equity, CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement, CICA Handbook Section 3861, Financial Instruments – Disclosure and Presentation and CICA Handbook Section 3865, Hedges.  These new Handbook Sections, which apply to fiscal years beginning on or after October 1,

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

2006, provide standards for recognition, measurement, disclosure and presentation of financial assets, financial liabilities, derivatives, and hedge accounting.

Handbook Section 1530, Comprehensive Income, establishes standards for reporting and displaying Comprehensive Income, Comprehensive Income is defined as the change in equity from transactions and other events from non-owner sources.  Other comprehensive income refers to items recognized in comprehensive income but that are excluded from net income calculated in accordance with Canadian generally accepted accounting principles.

Handbook Section 3251, Equity, establishes standards for the presentation of equity in the reporting period.

Handbook Section 3855, Financial Instruments – Recognition and Measurement, establishes standards for recognizing and measuring financial instruments, namely financial assets, financial liabilities and derivatives.  It requires that financial instruments be classified into one of the following five categories: held for trading, held-to-maturity investments, loans and receivables, available-for-sale financial assets or other financial liabilities.  Subsequent measurement and recognition of changes in the fair value of financial instruments depends on their initial classifications.

The Company has implemented the following classifications:

•      Cash and cash equivalents are classified as held for trading and are measured at fair value.

•      Accounts receivable are classified as loans and receivables and are measured at amortized costs.

•      Accounts payable, accrued liabilities and loan payable on acquisition are classified as other financial liabilities and are recorded at amortized costs.

Handbook Section 3861, Financial Instruments – Disclosures and Presentation, establishes standards for presentation of financial instruments, namely financial assets, financial liabilities and derivatives.

Handbook Section 3865, Hedges, specifies how to apply hedge accounting and the needed disclosures when it is applied.

The adoption of the foregoing new standards had no impact on the Company’s financial position or results of operations.

Recent Pronouncements in Accounting Standards

a)

Handbook Section 1400, General Standards of Financial Presentation, was amended to include the requirements for assessing and disclosing an entity’s ability to continue as a going concern. The amendment is based upon International Accounting Standard IAS1, Presentation of Financial Statements.

This section is applicable to interim and annual financial reporting statements relating to fiscal years beginning on or after January 1, 2008 with earlier adoption encouraged. The Company will adopt this section in fiscal 2008 but this will not have an impact on the financial statement disclosures as the Company is currently complying with this requirement.

b)

Handbook Section 1535, Capital Disclosures, requires disclosures about capital and is harmonized with recently amended International Accounting Standard IAS1. The standard is applicable to all entities, regardless of whether or not that they have financial instruments.

Entities are required to disclose information about their objectives, policies and processes for managing capital as well as their compliance with any externally imposed capital requirements, where they may exist.

This section is applicable to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007 with earlier adoption encouraged. The Company will adopt this section in

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

fiscal 2008.

The Company is currently investigating the impact that this section will have on the Company’s disclosures. The impact is currently not known.

c)	Handbook Section 3031, Inventories, replaces Handbook Section 3030, Inventories and provides Canadian equivalent to International Accounting Standard IAS2, Inventories.

This section provides guidance on the determination of cost and requires the allocation of overheads and other costs to inventory, allocation of fixed production overhead based on normal capacity levels, with unallocated overhead expensed as incurred. The section requires the consistent use (by type of inventory with similar nature and use) of either first-in, first-out (FIFO) or weighted average cost formula to measure the cost of other inventories. The use of the last-in, first-out (LIFO) formula to measure the cost of inventories is no longer acceptable. Under this section, when the circumstances that previously caused inventories to be written down below cost no longer exist or where there is clear evidence of an increase in net realizable value because of changed economic circumstances, the amount of the write-down is reversed, but the reversal is limited to the amount of the original write-down. This section also includes expanded disclosure requirements.

This section is applicable to interim and annual financial reporting statements relating to fiscal years beginning on or after January 1, 2008. When applying the section for the first time, an entity can either apply this section to the opening inventory for the period and adjusts opening retained earnings by the difference in the measurement of opening inventory (prior periods are not restated) or apply the section retrospectively and restates prior periods in accordance with Handbook Section 1506, Accounting Changes. The Company will adopt this section in fiscal 2008.

The Company is currently investigating the impact that this section will have on the Company’s financial position and results of operations. The impact is currently not known.

d)	Handbook Section 3064, Goodwill and Intangible Assets, replaces Handbook Sections 3062, Goodwill and Other Intangible Assets and 3450, Research and Development costs.

This section establishes standards for the recognition, measurement, presentation, and disclosure of goodwill and intangible assets. Certain items are specifically excluded from the scope of the Section including the initial recognition, measurement and disclosure of goodwill and intangible assets acquired in a business combination, the establishment of a new cost basis for intangible assets as part of a comprehensive revaluation, intangible assets held by an entity for sale in the ordinary course of business, non-current intangible assets classified as held for sale or included in a disposal group that is classified as held for sale, etc.

This section is applied to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2008. Earlier adoption is encouraged. The Company will adopt this Section in fiscal 2009.

The Company is currently investigating the impact that this section will have on the Company’s financial position and results of operations. The impact is currently not known.

e)	Handbook Section 3862, Financial Instruments – Disclosures

Section 3862 replaces the disclosure requirements of previous Section 3861 Financial Instruments – Disclosure and Presentation and converges with International Financial Reporting Standard IFRS7, Financial Instruments – Disclosures. This Section applies to interim and annual financial reporting statements relating to fiscal years beginning on or after October 1, 2007. The Company will adopt this Section in fiscal 2008.

The Company is currently investigating the impact that this section will have on the Company’s disclosures. The impact is currently not known.

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

f)	Handbook Section 3863, Financial Instruments – Presentation

Section 3863 is consistent with previous Section 3861, which was based on International Financial Reporting Standard IFRS7. This section applies to interim and annual financial reporting statements relating to fiscal years beginning on or after October 1, 2007.

The Company will adopt this section in fiscal 2008. The Company is currently investigating the impact that this section will have on the Company’s financial position and results of operations. The impact is currently not known.

3.             ACQUISITIONS

(a)           Grupo Agapov Corp.

On November 7, 2006, the Company acquired all of the issued and outstanding securities of Grupo Agapov Corp. (“Grupo Agapov”) in consideration for the issuance of 108,333,334 Rusoro shares to the shareholders of Grupo Agapov.  Rusoro also issued 5,833,336 share purchase warrants in exchange for 5,833,336 share purchase warrants of Grupo Agapov upon the transaction.  As part of the acquisition, Rusoro also issued 10,000,000 performance warrants, 1,200,000 Rusoro shares as a finders fee and 210,000 Rusoro shares in settlement of debt of approximately $512,811.  Also upon the close of the transaction, stock options were granted entitling directors, officers, employees, and consultants of Rusoro to purchase up to 7,105,000 Rusoro shares.  These options were accounted for at fair value using the Black-Scholes option pricing model.  The options have a life of 10 years and vest over periods ranging from 6 months to 2 years.  The total value of these options has been calculated as $7,825,924.

As a result of the November 7, 2006 transaction, the shareholders of Grupo Agapov became the owners of the majority amount of the issued and outstanding common shares of the Company.  Since the principals of Grupo Agapov acquired effective control of the Company, the acquisition was accounted for as a reverse takeover that does not constitute a business combination.  In accordance with EIC-10, “Reverse takeover” accounting, Grupo Agapov was considered the acquiring company for accounting purposes and the transaction was accounted for as an issuance of shares by Grupo Agapov with a recapitalization of the consolidated entity.

The net assets of the Company at the acquisition date were as follows:

$

Cash	151,138
Other current assets	5,843
Liabilities	(56,001)
100,980

In conjunction with the Company’s acquisition of Grupo Agapov, Grupo Agapov changed its name to Rusoro Mining (Panama) Inc., and completed a $35,000,000 equity financing and issued a total of 11,666,667 common shares at a price of US$3.00 per share.  Each unit consisted of one share of Rusoro Mining (Panama) Inc. and one-half a share purchase warrant, with each whole warrant entitling the holder to purchase one share of Rusoro Mining (Panama) Inc. for a two-year period at a price of $3.55 per share.  Of the proceeds, $10,000,000 was used to purchase 3,333,333 shares from existing shareholders.  The remaining shares were exchanged into shares of the Company on a one-for-one basis.

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

(b)           Mena Resources Inc.

Effective March 5, 2007, the Company acquired all of the issued and outstanding securities of Mena Resources Inc. (“Mena”) in consideration of issuing a total of 31,424,255 common shares to the Mena shareholders, one common share of the Company was issued for every 1.7 issued and outstanding Mena common shares.  In addition, fully vested share purchase warrants and incentive stock options that were outstanding in Mena were converted to 9,580,912 warrants and 744,118 options in the Company.  Mena holds properties in Venezuela, Honduras, and Chile.  As a result of the transaction, Mena became a wholly owned subsidiary of the Company. The non-controlling interest in the subsidiary was eliminated and Mena’s shares were de-listed from the TSX Venture Exchange.

Prior to this acquisition Mena had a 24% interest in Balandria Ltd which wholly owned four Venezuelan entities. The remaining 76% interest was owned indirectly by the Company.

Immediately prior to the closing of the Mena Acquisition, Mena completed a brokered private placement, which provided net proceeds of CDN$67,750,810.

This transaction has been accounted for as an asset purchase.  The consideration paid has been allocated to the acquired assets based on their fair value at the date of acquisition.  The consolidated financial statements of the Company include the operating results of Mena Resources Inc. commencing on the date of its acquisition.

The allocation of the purchase price is summarized below:

$

Cash	57,706,229
Other current assets	143,042
Mineral properties	76,905,021
Plant and equipment	15,788
Marketable securities	106,712
Long-term investments	112,323
Liabilities	(157,717)
Future income tax liabilities	(23,313,595)
111,517,803

$

Consideration 31,424,255 shares issued @ $3.05	95,781,321
Fair value of options and warrants	15,666,283
Acquisition costs	70,199
111,517,803

(c)           Gold Fields Netherlands Services BV

Effective November 30, 2007, the Company acquired all the Venezuelan assets and liabilities of Gold Fields Netherlands Services BV (“GF Netherlands”), a company existing under the law of the Netherlands and a wholly owned subsidiary of Gold Fields Limited (“Gold Fields”) for consideration of $180 million in cash and the issuance of a total of 140,000,000 common shares. This 100% ownership is subject to the claim on a subsidiary of GF Netherlands as discussed below.

This transaction has been accounted for as a business combination using the purchase method with the Company identified as the acquiror.

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

The allocation of the purchase price is summarized below:

$

Cash	2,712,372
Inventories - gold	1,390,462
Inventories - gold in process	3,101,227
Inventories – stockpile	5,165,080
Other current assets	10,034,586
Mineral properties	68,408,016
Property, plant and equipment	702,834,974
Other long-term assets	47,787
Current liabilities	(17,885,421)
Other long-term liabilities	(2,134,397)
Future income tax liabilities	(244,475,368)
529,199,318

$

Cash	180,000,000
Consideration 140,000,000 shares issued @ $2.31	323,400,000
Acquisition costs (Notes 13 and 19(b)(ii))	25,799,318
529,199,318

In 1998, GF Netherlands’ Venezuelan subsidiary Protomotora Minera de Venezuela, C.A. (“PMV”) entered into an arrangement with CVG Ferrominera del Orinoco C.A. (“FMO”), a state-owned company, wherein PMV would participate jointly in the development of mining activities in Venezuela with FMO; PMV taking a 70% equity interest and FMO taking a 30% equity interest in Protomotora Minera de Guayana (“PMG”).

In 2004, a shareholders’ meeting of PMG was held.  PMV unilaterally increased PMG’s capital by partially capitalizing the development costs previously disbursed by PMV, therefore diluting the capital interest of FMO from 30% to 0.2%.

FMO disagreed with the resolution and commenced a legal procedure to revoke this decision.  A meeting was held on June 14, 2005 between FMO and PMV and through negotiations, PMV agreed to pay $6 million to a Venezuelan government ministry (Ministry of Basic Industries and Mining – “MIBAM”) in exchange for an incremental 25% equity interest in PMG and a provisional permit to produce 500 kg of gold until MIBAM issued the exploitation permit to PMG.

PMV has paid $5 million of the $6 million agreed to under the foregoing 2005 agreement and the Company and its legal counsel believe that this provides sufficient legal basis to assert the ownership right of Rusoro over 95% of the equity of PMG. In order to complete its commitments under the 2005 agreement, however, the Company’s legal counsel believes the following steps need to be completed:

1.     MIBAM must deliver in writing to PMV the transfer instructions and PMV must pay the last instalment of $1 million.

2.     PMV, FMO and PMG must hold a shareholders meeting of PMG with the purpose of granting FMO an undilutable 5% freely transferable equity interest in PMG.

Once the foregoing steps are completed and FMO has formally abandoned any legal action brought against PMV, the original joint venture agreement must be terminated.

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

The acquisition of the Venezuelan assets and liabilities of GF Netherlands has been accounted for on the basis that Rusoro has acquired these net assets with a 5% indilutable equity interest in PMG owned by the Venezuelan government. In management’s opinion there is minimal likelihood that the Company will not be successful in completing the foregoing steps. The final $1 million payment to be made in connection with the 2005 arrangement (which remains outstanding) has been accrued in the financial statements of the business acquired (see also Note 19(b)(ii)).

4.             LOANS AND RECEIVABLES

	2007	2006
	$	$

(a) VAT receivable	5,370,621	—
(b) Other receivables	1,014,456	39,673
(c) Advances to related companies	51,246	71,772
(d) Loans	—	300,000
	6,436,323	411,445
(e) Non-current VAT receivable	(1,136,092)	—
Current loans and receivables	5,300,231	411,445

(a) VAT receivable relates to Value Added Taxes paid in Venezuela that are recoverable from the requisite authorities. Some of these VAT receivables can be sold to third parties at a slight discount and the remaining can be reclaimed when production of gold commences which is anticipated to be before the end of 2008.

(b) Other receivables consists of GST receivable, sundry receivables and employee advances

(c) Advances to related companies represents amounts owed to the Company by companies which are controlled by senior management. The amounts are unsecured, non-interest bearing and will be collected in the normal course of business, within the next 12 months.

(d) Included in loans at December 31, 2006, was $300,000 advanced during 2006 to an unrelated party as collateral for a loan of BVS 900,000,000 ($419,000) which was advanced to Mineria MS, C.A. from Minera Hecla Venezuela.  On February 15, 2007, the Company was reimbursed the $300,000 collateral.

(e) Included in long-term VAT receivable are VAT receivables that management estimates will not be able to be claimed for at least 12 months from the balance sheet date.

5.             PREPAIDS AND DEPOSITS

	2007	2006
	$	$

(a) Prepaid expenses	6,916,406	378,446
(b) Deposits	1,271,340	—
	8,187,746	378,446

(a) Included in prepaids at December 31, 2007 is $3,739,427 (2006: $374,799) related to advances to suppliers for goods and services to be provided at a later date.

(b) Deposits includes amounts paid in advance for trucks destined for Venezuela.

RUSORO MINING LTD.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006
Expressed in U.S. Dollars

6.             INVENTORIES - GOLD

	2007	2006
	$	$

Gold bars	4,288,801	56,129
Gold in process	1,944,753	40,386
Gold - stockpile	1,401,435	—
	7,634,989	96,515

7.             PROPERTY, PLANT AND EQUIPMENT

	2007 $
	Cost	Accumulated Amortization and Depletion	Net Book Value

Facilities	694,392,653	(4,014,961)	690,377,692
Machinery	61,211,025	(3,081,238)	58,129,787
Furniture and equipment	6,991,869	(1,229,498)	5,762,371
Vehicles	1,973,257	(445,473)	1,527,784
Leasehold improvements	78,263	(7,684)	70,579
Construction in progress	2,812,530	—	2,812,530
	767,459,597	(8,778,854)	758,680,743

	2006 $
	Cost	Accumulated Amortization and Depletion	Net Book Value

Facilities	4,057,659	(1,165,621)	2,892,038
Machinery	914,139	(680,093)	234,046
Furniture and equipment	36,612	(31,253)	5,359
Vehicles	207,289	(145,823)	61,466
Construction in progress	504,042	—	504,042
	5,719,741	(2,022,790)	3,696,951

Construction in Progress

The Company has commenced construction of a production facility to process gold material.  Construction in progress includes the cost of materials, construction labour, machinery, and equipment.  Upon completion, such costs will be amortized over the plant’s estimated useful life.

The net book values associated with the Company’s only operating property are as follows:

		Mineral Interests
	Depletable	Non-Depletable	Total	Facilities	2007	2006

Choco 10	24,737,653	640,859,204	665,596,857	24,780,835	690,377,692	—

RUSORO MINING LTD.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006
Expressed in U.S. Dollars

8.             MINERAL PROPERTIES

	El Dorado
	San Rafael El Placer	Emilia	CEIBA II	Valle Hondo	Increible 6	Atlantida	Minoro	El Callao	Other Properties	Total
	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s
Balance, Dec 31, 2005	11,138	1,006	1,160	828	2,579	10,169	—	—	2,805	29,685
Acquisition and holding costs	—	—	—	—	—	—	—	—	233	233
Exploration costs
Camp, equipment and geological fees	—	933	—	146	978	8	—	—	158	2,223
Drilling and assays	1,178	1,168			2,629					4,975
	1,178	2,101	—	146	3,607	8	—	—	158	7,198
Writedown of mineral properties	—	(11)	—	—	—	(10,177)	—	—	(106)	(10,294)
Balance, Dec 31, 2006	12,316	3,096	1,160	974	6,186	—	—	—	3,090	26,822
Acquisition of Mena properties	—	—	—	18,807	39,319	—	15,215	—	3,564	76,905
Acquisition of Goldfields properties	—	—	—	—	—	—	—	68,408	—	68,408
Foreign exchange gain								4,629		4,629
Exploration costs
Camp, equipment and geological fees	2,520	334	—	506	3,667	—	44	253	236	7,560
Drilling and assays	2,134	—	—	65	4,748	—	—	—	111	7,058
	4,654	334	0	571	8,415	—	44	253	347	14,618
Reclassified to assets held for sale	—	—	—	—	—	—	—	—	(805)	(805)
Write-down of mineral properties	—	—	—	—	—	—	—	—	(290)	(290)
Balance, Dec 31, 2007	16,970	3,430	1,160	20,352	53,920	—	15,259	73,290	5,906	190,287

The Company holds the mineral rights of a group of projects in Bolivar State, southern Venezuela totalling approximately 99,000 hectares.  The Projects are located within a regional belt 200 km long and 50 km wide, which includes, from north to south: El Callao, El Dorado, Cuyuni, and Km88 mining districts.

El Dorado

The Company’s mineral titles in the El Dorado district are comprised of Emilia, Emilia II, El Placer, San Rafael, Ceiba, and others.  This block of claims has a history of past gold production and contains the company’s Emilia mill.

The existing Emilia mill, which has been on care and maintenance since September 2006, is located in the central portion of the El Dorado project.

During 2007, the permitting process was completed and three permits have been recently authorized for the continued exploration, development and future start-up of gold production for the El Dorado projects (San Rafael/El Placer/Emilia).

Exploration during 2007 primarily consisted of 82,613 metres of drilling directed at a number of targets.

Valle Hondo

The 13,000 hectare Valle Hondo Project is located 40 km east of the Company’s Emilia mill.  During 2007, the Company drilled a total of 2,461 metres in 16 different holes on the Arenales Anomaly.

Significant upgrades were completed to 45 km of access roads.

RUSORO MINING LTD.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006
Expressed in U.S. Dollars

Increíble 6

The Increíble 6 project is located in the El Callao Gold District, 10 km northeast of the Choco mill.  Previous work at Increíble 6, including geochemistry, geophysics trenching, and drilling has outlined a series of gold targets.  The main gold zones (Culebra, Cristina, Elisa, and Olga) are contained within a 4.5 km long and 1.0 km wide east-west trending shear zone, which crosses the central portion of the project.  A total of 111,965 metres of additional drilling was completed in 2007.

Additional work in 2007 in support of the drilling activities included rock sampling, metallurgical testing, thin section analyses, surveying, construction of a field camp and office, and upgrading of access.

Minoro

The Minoro project is located in Honduras and covers 10,000 hectares.  No field work was completed during 2007.

El Callao

The El Callao project consists of ten titles covering 41,644 hectares, seven of these titles; Choco 1, 2, 6, 9, 12 and 13 are located within the central portion of the El Callao district with the remaining three titles; Bochinche Zero, 1 and 2) located 40 km to the north-east.

Exploration during 2007 consisted of geological mapping and geochemical sampling designed to prioritize existing anomalous zones that had been outlined by previous work. A series of target areas were identified and several subsequently tested by drilling 12 diamond drill holes totaling 1,421 metres.

Atlantida

The Atlantida project is located 30 km north-east of Emilia. The project covers 4,975 hectares. During 2006, the Company decided not to pursue further exploration work on this project and all previously accumulated costs were written down (Note 19(b)(i)).

Km88

During 2006, the Company acquired the Oro88 concessions, which are located in the Km88 district, from a significant shareholder and director of the Company (Note 13).  The acquisition of these concessions has been recorded at their cost to the related party transferor ($232,652).  The Company agreed to pay $5,000,000 for the Oro88 concessions and as such, the $232,652 cost of the concessions has been recorded as other acquisition costs with the balance of $4,767,348 recorded as a reduction to contributed surplus.

At December 31, 2007, $2,500,000 of this $5,000,000 remained unpaid (Note 14).

The Km88 project is an 18,000 hectare block of mineral titles located in the Km88 district approximately 95 km south of the Emilia mill.  Exploration drilling was completed on the northern portion of this project during 2007. A total of 2,074 metres were drilled in 11 diamond drill holes to further investigate a series of surface targets. Further drilling work is expected to be performed in 2008.

Other Bolivar State Projects

At the Trinidad project, field work including data compilation, soil and rock sampling and trenching, has outlined five anomalous zones.  During 2007, drilling was performed on a series of surface gold anomalies and data compilation, target selection and drilling was also performed on the Increíble 14 project.

Honduras

In Honduras, the Company holds the mineral rights to the 10,000 hectare Minoro project.  No field work was completed on this project during 2007.

RUSORO MINING LTD.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006
Expressed in U.S. Dollars

9.             ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2007	2006
	$	$

Accounts payable	16,306,773	1,972,104
Accrued liabilities	3,557,558	1,692,617
Due to related parties	1,044,901	71,568
Accual for termination benefits	513,108	572,734
	21,422,340	4,309,023

The amounts due to related parties are due on demand, bear no interest and are owed to companies with directors in common.

10.          SHORT TERM DEBT

The short-term debt represents bank borrowing by the operating mine to fund a temporary shortfall in working capital. The debt was unsecured and attracted an interest rate of 15%.

The outstanding debt was fully repaid on January 19, 2008.

RUSORO MINING LTD.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006
Expressed in U.S. Dollars

11.          SHARE CAPITAL

Authorized Share Capital of Rusoro

Unlimited number of common shares.

(a)           Issued Capital

	Number of Shares	Amount
		$

Balance, December 31, 2005 – Rusoro	2,112,529	2,036,844
Warrant exercise	420,000	154,000
Consolidation 0.6 for 1	(845,012)	—
Balance immediately prior to acquisition by Grupo Agopov	1,687,517	2,190,844

Balance, December 31, 2005 – Grupo Agapov	105	10,500
Share split (Note 11(b))	104,895	—
Debt settlement (Note 11(b))	99,895,000	66,114,065
Private placement	11,666,667	35,000,000
Shares repurchased	(3,333,333)	(10,000,000)
Share issue costs	—	(2,324,289)
Balance immediately prior to acquisition of Rusoro Mining Ltd.	108,333,334	88,800,276

Rusoro Mining Ltd.
Opening balance, per above	1,687,517	88,800,276
Finders fee (Note 11(c))	1,200,000	—
For debt	210,000	512,811
For acquisition	108,333,334	—
Share issue costs post acquisition	—	(151,138)

Balance, December 31, 2006	111,430,851	89,161,949
Mena acquisition (Note 3(b))	31,424,255	95,781,321
Issued pursuant to exercise of stock options	212,940	248,584
Issued pursuant to exercise of warrants	10,017,060	514,940
Fair value of options exercised	—	450,875
Fair value of warrants exercised	—	37,886
Private placement (Note 11(e))	93,750,000	173,455,019
Gold Fields acquisition (Notes 3(c) and 11(f))	140,000,000	323,400,000
Share issue costs	—	(13,799,022)
Balance, December 31, 2007	386,835,106	669,251,552

(b)           Stock Split and Settlement of Debt

During 2006, Grupo Agapov replaced 105 outstanding shares with 105,000 shares with a nominal value of $0.10 per share, and issued 99,895,000 shares to settle $66,114,065 of debt owing to certain shareholders.  The shareholders settled the balance of the debt owing in July 2006.

(c)           Acquisition by Grupo Agopov

On November 7, 2006, the Company completed its business combination with Grupo Agapov together with a share consolidation on the basis of 0.6 post-consolidation common share for one pre-consolidation common share.  There were 1,200,000 shares issued for a finders fee which has been recorded as a

RUSORO MINING LTD.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006
Expressed in U.S. Dollars

charge to operations, 210,000 shares issued to settle debt on amount owing to New Dawn Ltd. (a former shareholder of the Company) and there were 108,333,334 post consolidation common shares issued in exchange for all of the issued and outstanding shares of Rusoro Mining (Panama) Inc (formerly “Grupo Agapov”).  In addition, the Company issued 10,000,000 performance warrants executable at $0.05 per share for two years.  Share capital has been retroactively restated to reflect the share consolidation.

(d)           Acquisition of Mena Resources Inc.

On March 5, 2007 the Company acquired all of the issued and outstanding securities of Mena Resources Inc. (“Mena”), (Note 3(b)), in consideration of issuing a total of 31,424,255 common shares to the Mena shareholders, one common share of the Company issued for every 1.7 issued and outstanding Mena common shares.  In addition, the fully vested share purchase warrants and incentive stock options, which were outstanding in Mena, were converted to 9,580,912 warrants and 744,118 options in the Company.

The total fair value of the warrants and options granted was estimated using the Black-Scholes option pricing model and resulted in the following amounts:

	Warrants	Options

Total fair value	$14,000,722	$1,665,561

Assumptions
Dividend yield	0%	0%
Annualized volatility	62%-69%	62%
Risk-free interest rate	3.88%-4.23%	3.88%
Expected life (years)	1-5	1-4
Grant Date Fair Value	$1.02-$5.25	$1.23-$2.48

(e)           Private Placement

Prior to the Gold Fields acquisition, the Company effected a private placement transaction which consisted of the issuance of 93,750,000 units whereby each unit consisted of one common share and one common share purchase warrant and raised gross funds of CDN$225,000,000.  In connection with the private placement, the Company paid cash of $13,500,000 to a third party as compensation for sourcing the investment funds.  Each warrant issued entitles the holder to purchase one common share of the Company at an exercise price of CDN$4.00 until November 30, 2012.

(f)            Gold Fields Acquisition

On November 30, 2007, the Company acquired 100% of the Venezuelan interests of Gold Fields Limited (“Gold Fields”), (Note 3(c)), the consideration for this transaction consisted of $180,000,000 cash plus the issuance of a total of 140,000,000 common shares with a fair value of $2.31 per share.  Subsequent to this transaction Gold Fields holds approximately 36.7% of the Company’s shares.  Gold Fields has agreed that it will not sell any of its shares until August 2008 and has agreed to restrictions on resales after that time in order to maintain an orderly market.

RUSORO MINING LTD.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006
Expressed in U.S. Dollars

(g)           Contributed Surplus

Amount
$

Balance, December 31, 2005	4,449,500
Elimination of equity on acquisition	(309,094)
Oro88 acquisition (Note 8)	(4,767,347)
Stock based compensation	7,825,924
Balance, December 31, 2006	7,198,983
Fair value of the stock options and warrants issued In conjunction with the Mena acquisition (Note 3(b))	15,666,283
Reclassification to common shares on conversion of stock options	(450,875)
Reclassification to common shares on conversion of warrants	(37,886)
Fair value of the warrants issued in conjunction with the private placement (Note 11(e))	51,544,980
Stock based compensation	17,902,173
Balance, December 31, 2007	91,823,658

(h)           Stock Options

The Company has a stock option plan for its directors, officers, consultants and key employees under which the Company may grant options to acquire a maximum number of common shares equal to 10% of the total issued and outstanding common shares of the Company.  Options are non-transferable and may have a term of up to 10 years from the date of issue.  Vesting terms, conditions and exercise price (market price at time of grant) are determined by the board of directors at the time of grant.

The following stock options were outstanding at December 31, 2007:

Number of Options Outstanding	Exercise Price		Expiry Date	Number of Options Exercisable
	$

38,236	1.02	CDN	Nov 26, 2008	38,236
17,647	0.85	CDN	Oct 13, 2009	17,647
350,000	2.30	CDN	Oct 28, 2009	—
334,117	1.05	CDN	Dec 7, 2009	334,117
47,060	1.11	CDN	Mar 7, 2011	47,060
94,118	1.70	CDN	Apr 5, 2011	94,118
7,105,000	3.00	USD	Nov 6, 2016	5,113,333
6,770,000	2.12	CDN	Sept 10, 2017	2,625,000
3,785,000	2.30	CDN	Oct 28, 2017	3,045,000
18,541,178	2.62			11,314,511

The weighted average grant-date fair value of options granted during the year was $1.68.

RUSORO MINING LTD.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006
Expressed in U.S. Dollars

Stock option transactions are summarized as follows:

	Number of Options	Weighted Average Exercise Price
		$

Outstanding, December 31, 2005	22,372	0.75
Issued	7,455,000	3.39
Forfeited	(22,372)	0.75
Outstanding, December 31, 2006	7,455,000	3.39
Exercised	(212,940)	1.29
Issued	11,299,118	2.08
Outstanding, December 31, 2007	18,541,178	2.62

The total fair value of the options granted for the periods presented was estimated using the Black-Scholes option pricing model and resulted in the following amounts:

	2007	2006

Total fair value of options granted during the year	$19,004,061	$17,739,393

Assumptions
Dividend yield	0%	0%
Annualized volatility	56%-62%	61%
Risk-free interest rate	3.88%-4.33%	3.97%-4.05%
Expected life (years)	0.25-10	2-10
Grant Date Fair Value	$1.23-$2.48	$1.15-$2.44

The stock based compensation included in the statement of loss and accumulated deficit during the year was $16,826,115 (2006: $7,825,924), of the total stock-based compensation $1,076,058 (2006: $Nil) was capitalised as mineral property expenditures.

The $16,826,115 stock-based compensation expensed directly to the income statement has been allocated to the following expense categories; administration $12,184,900 (2006: $Nil), consulting $3,788,076 (2006: $Nil) and salaries $853,139 (2006: $Nil).

(i)            Warrants

Share purchase warrant transactions for the year ended December 31, 2007, were as follows:

	Number of Warrants	Weighted Average Exercise Price
		$

Outstanding, December 31, 2005	700,000	0.22
Expired	(700,000)	0.22
Issued	420,000	0.59
Issued	10,000,000	0.05
Issued	5,833,336	3.35
Exercised	(420,000)	0.59
Outstanding, December 31, 2006	15,833,336	1.28
Issued	103,330,912	4.03
Exercised	(10,017,060)	0.05
Outstanding, December 31, 2007	109,147,188	4.00

RUSORO MINING LTD.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006
Expressed in U.S. Dollars

12.          ASSET RETIREMENT OBLIGATION

The asset retirement obligation is calculated based on estimated costs associated with the retirement of long-lived assets that result from the acquisition, construction, development, and normal use of the asset.  The calculation has been performed with an expected cash requirement over a ten-year period and has been discounted using a credit adjusted risk free rate of 18.0% (2006 – 8.4%).

	2007	2006
	$	$
Balance, beginning of the year	462,609	425,147
Change in estimate of future costs	(462,609)	—
Acquisition of Gold Fields (Note 3(c))	2,134,397	—
Accretion	149,781	37,462
Balance, end of the year	2,284,178	462,609

In view of the uncertainties concerning future asset retirement and progressive reclamation costs, the ultimate costs to the Company could differ materially from the amounts estimated.  The Company has recorded an asset retirement obligation of $2,284,178 as of December 31, 2007 (December 31, 2006: $462,609). The accretion expense was calculated in 2007 using a rate of 18.0%. The initial amount was based on an estimate prepared by an independent third party as to the cost of reclamation associated with the properties.

In view of the uncertainties concerning environmental reclamation, the ultimate cost of reclamation activities could differ materially from the estimated amount recorded. The estimate of the Company’s asset retirement obligation is subject to change based on amendments to laws and regulations and as new information regarding the Company’s operations becomes available.

Future changes, if any, to the estimated liability as a result of amended requirements, laws, regulations, operating assumptions, estimated timing and amount of obligations may be significant and would be recognized prospectively as a change in accounting estimate. Any such such change would result in an increase or decrease to the liability and a corresponding increase or decrease to the mineral property and/or plant and equipment balance(s).

RUSORO MINING LTD.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006
Expressed in U.S. Dollars

13.          RELATED PARTY TRANSACTIONS

In addition to related party transactions and balances disclosed elsewhere are the following related party transactions and balances:

•      Included in prepaid expense and deposits is $41,373 (2006: $ Nil) related to a security deposit for a lease entered into with a company controlled by certain directors.

•      Included in amounts capitalised as mineral properties is $2,774,738 (2006: $271,335) related to the provision of technical services and personnel from companies which are controlled by certain directors and/or senior management of the Company.

•      Included in property, plant and equipment is $65,267 (2006: $Nil)  related to leasehold improvements and office equipment acquired from a company controlled by certain directors.

•      Included in administrative expenses is $589,961 (2006: $41,452) related to the cost of running the Company’s Moscow office, these expenses were paid to a company controlled by certain directors.

•      Included in consulting expenses is $642,442 (2006: $148,297) related to consulting fees charged by certain directors and/or a company controlled by certain directors in accordance with the terms of consulting contracts that they have with the Company.

•      Included in professional fees is $89,928 (2006: $Nil) related to the provision of financial services support for the Moscow office, which were paid to a company controlled by certain directors.

•      Included in travel and entertainment expenses is $2,540,016 (2006: $Nil) related to the provision of travel services which have been supplied by a company which is owned by a director. Also included in travel and entertainment expenses are expenses relating to the provision of travel services for the Moscow office, which were paid to a company controlled by certain directors.

•      Included in the acquisition costs of the Gold Fields acquisition is $98,021 charged by a law firm in which a director is a partner (Note 3(c)).

•      Included in interest expense is $Nil (2006: $8,236,982) paid to a director who is a significant shareholder and officer of the Company.

Related party transactions are recorded at the exchange amount which is the consideration agreed to between the parties.

14.          LOAN PAYABLE ON ACQUISITION

In December 2006, the Company acquired a group of Corporación Venezolana de Guayana contracts and concessions granted by the Venezuelan Ministry of Energy and Mines known as Oro88.  The contracts and concessions are held by corporations, which were owned beneficially by a director.  The purchase price was $5,000,000 of which $2,500,000 was paid on signing of the acquisition agreement, with the balance owing to companies owned by a director and to be paid on or before November 30, 2008.

The loan is unsecured and does not attract interest.

RUSORO MINING LTD.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006
Expressed in U.S. Dollars

15.          SUPPLEMENTARY DISCLOSURE OF NON-CASH TRANSACTIONS

Non-cash investing and financing transactions that have been excluded from the cash flow and are not disclosed elsewhere include:

	2007	2006
	$	$

Accounts Payable - Mineral property expenditures	2,056,962	1,063,343
Stock-based compensation capitalized to mineral properties (Note 11(h))	1,076,058	—
Accounts Payable - Property, plant and equipment expenditures	26,112	—
Shares Issued for settlement of debt due to Shareholder	—	66,114,066
Shares Issued for settlement of debt to New Dawn	—	512,811

16.          INCOME TAXES

a)             Provision for income taxes

	2007	2006
	$	$

Loss before taxes	(34,445,953)	(35,989,204)
Statutory rax rate	34.12%	34.00%
Expected income tax recovery	(11,752,959)	(12,236,329)
Rate difference in foreign jurisdictions	36,034	—
Foreign exchange and other permanent differences	(2,706,149)	10,649,692
Impact of reduction in enacted rates	2,057,344	—
Prior year over (under) accruals	94,947	(37,789)
Change in commodity tax credits	—	900,755
Discountinued operations	—	(512,629)
Change in valuation allowance	10,068,819	1,236,300
Income tax recovery	(2,201,964)	—

b)             Future tax balances

The tax effects of temporary differences that give rise to future income tax assets and liabilities are

	2007	2006
	$	$
Future income tax assets (liabilities):
Non capital loss carried forward	6,487,426	1,771,198
Property, plant and equipment	3,999,845	—
Mineral properties	4,347,998	—
Other	6,473,353	1,518,009
Valuation allowance	(13,232,490)	(3,289,207)
	8,076,132	—
Property, plant and equipment	(284,828,414)	—
	(276,752,282)	—

As at December 31, 2007, the Company had available for deduction against future taxable income in Canada non-capital losses of approximately CDN$16.7 million, (US$16.8 million). These losses, if utilized, have expiration years ranging from 2026 to 2027. The potential income tax benefit of these losses have been offset by a valuation allowance.

RUSORO MINING LTD.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006
Expressed in U.S. Dollars

The Company also has available for deduction against future taxable income in Venezuela losses carried forward of approximately B’s 31.7 billion, (US$5.6 million), which expire over the next three years. The potential income tax benefit of these losses have been offset by a valuation allowance.

The Company also has available for deduction against future taxable income in Chile losses carried forward of 2.6 million pesos, (US$239,164), which carry forward indefinitely. The potential income tax benefit of these losses have been offset by a valuation allowance.

17.          SEGMENTED DISCLOSURE

For 2007, the Company has two distinct business segments;

a)     The exploration of mineral properties.

b)    The extraction, processing and sale of gold ore.

In 2007, all revenue was generated in Venezuela and the Company had 6 principal customers (2006 – No customers). In 2006, the Company was exclusively in the business of mineral property exploration.

	Mineral Exploration 2007	Extraction and Processing 2007	Total 2007	Total 2006
	$	$	$	$
Canada
Current assets	31,737,526	—	31,737,526	7,977,072
Property, plant and equipment	179,984	—	179,984	2,760
	31,917,510	—	31,917,510	7,979,832

Venezuela
Current assets	2,603,309	20,355,268	22,958,577	2,377,406
Property, plant and equipment	6,422,039	752,078,719	758,500,758	3,694,191
Mineral properties	114,848,896	73,290,104	188,139,000
Other long-term assets	1,085,975	50,117	1,136,092	26,822,013
	124,960,219	845,774,208	970,734,427	32,893,610

Panama
Current assets	835,350	—	835,350	1,653,037

Chile
Current assets	855,000	—	855,000	—
	855,000	—	855,000	—

Honduras
Current assets	33,678	—	33,678	—
Mineral properties	2,148,252	—	2,148,252	—
	2,181,930	—	2,181,930	—

Total assets	160,750,009	845,302,174	1,006,524,217	42,526,479

Capital expenditures	93,797,735	832,502,171	926,299,906	148,872

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

	Mineral Exploration	Extraction and Processing	Total	Total
	2007	2007	2007	2006
	$	$	$	$

Revenue	—	3,494,613	3,494,613	—
Cost of goods sold	—	(7,282,856)	(7,282,856)	—
Gross profit	—	(3,788,243)	(3,788,243)	—

Administrative and other expenses	(31,526,221)	(584,938)	(32,111,159)	(6,007,291)
Impairment of mineral properties	(289,743)	—	(289,743)	(10,293,409)
Foreign exchange gain (loss)	834,788	(1,360,624)	(525,836)	(4,032,987)
Stock based compensation on
acquisition transaction	—	—	—	(7,825,924)
Interest income (expense)	1,885,945	623,667	2,509,612	(8,236,982)
Other income (expense)	(18,978)	(221,609)	(240,587)	407,085
Income tax recovery	—	2,201,964	2,201,964	—
Loss from discontinued operations	—	—	—	(1,507,426)

Net loss	(29,114,209)	(3,129,783)	(32,243,992)	(37,496,934)

18.          DISCONTINUED OPERATIONS

During the year ended December 31, 2006, the Company ceased to purchase raw materials for processing into gold for resale.  The Company does not plan to resume this practice of purchasing raw materials for gold production in the foreseeable future as the Company focuses its efforts on the development of its mineral properties.  However, the Company plans to use gold production facilities in the future to process gold extracted from the Company’s mining resources once the Company enters the exploitation phase in neighboring mining properties which is expected to occur within the next 1-2 years.  As a result, the Company does not believe the value of these facilities has been impaired and no provision has been made.

The operations of this unit relating to the purchase and processing of raw materials into gold for sale have been reclassified and are presented in the consolidated financial statements as discontinued operations.  A summary of such discontinued operations of the formulation business is as follows:

	2007	2006
	$	$

Net sales	—	2,228,721
Cost of sales	—	(3,380,908)
Gross loss	—	(1,152,187)
	—
Operating and other expenses	—	(355,239)
Loss before taxes	—	(1,507,426)
Income tax expense	—	—
Loss from discontinued operations	—	(1,507,426)

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

19.          COMMITMENTS AND CONTINGENCIES

(a)           Operating Leases

At December 31, 2007, the Company is committed to payments under operating leases for premises as follows:

$

2008	243,879
2009	243,879
2010	243,879
2011	243,879
Beyond 2012	324,432
1,299,948

(b)           Legal Contingencies

Corporación Cabello Galvez

The Company has been named as a defendant in two legal matters outstanding in relationship to the disputed ownership of shares of Corporación Cabello Galvez.  The plaintiff expresses rights that would effectively give that party full ownership of the mining property held by the Company.  The Company denies these ownership rights and asserts full ownership of Corporación Cabello Galvez.  The outcome of this matter cannot be estimated at this time and no accrual for any provisions has been made.  Corporación Cabello Galvez’s single asset is the mineral property concession of Atlántida which has a carrying value of $Nil at December 31, 2007  (2006 - $Nil).

In addition, Corporación Cabello Galvez’s term of incorporation elapsed under Venezuelan law on February 1, 1997.  This subsidiary remains in wind-up stage unless shareholders resolve to reactivate it pursuant to Venezuelan law.

Ferrominera del Orinoco

Ferrominera del Orinoco (“FMO”), a Venezuelan government entity, has instigated legal proceedings against a subsisiary of the Company asking for the annulment of a shareholders meeting whereby FMO’s equity stake in Promotora Mineria de Guyana (“PMG”) was diluted from 30% to 0.02%. The Company’s legal counsel believes that there is no merit to the proceedings and the probability of the Company losing the legal action is very low, although FMO in their statement of claim has asked for $9 million as compensation (Note 3(c)). No amount has been accrued in these financial statements for the claim by FMO since management and the Company’s legal counsel have assessed that it is unlikely that FMO will be successful in their claim.

Included in the costs to acquire the Venezuelan assets and liabilities of GF Netherlands is $11.6 million paid to a BVI incorporated entity which acted as intermediary consultant and advisor for the Company in completing this acquisition.  The services provided by the company were the negotiation of release from this legal action in return for an indilutable 5% ownership interest by FMO in PMG.  As disclosed in Note 3(c), however, certain steps remain outstanding to firmly document the completion of the transaction and until documented this action is not legally released and remains outstanding.

Other Matters

In the normal course of business, the Company has been named as a defendant in various matters before the courts and a mediator within Venezuela.  Total claims on these matters are approximately $4,000,000 (at the official exchange rate).  Additionally, an action was commenced against the Company in the Venezuelan courts by Cooperativa de Molineros El Callao II RL against PMG claiming damages in the amount of approximately U.S.$10,500,000 (at the official exchange rate) for eviction from the Choco 10 minesite.  PMG is defending this latter action and proceedings have been suspended pending notification of the Attorney General for Venezuela.  The outcome of these matters cannot be determined at this time and the Company has not accrued for any losses as management believes the claims are without merit.

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

20.          RISKS

Financial Instruments and Risks

The carrying value of the Company’s financial instruments, consisting of cash, loans and other receivables, advances to related companies, accounts payable and accrued liabilities, short-term debt, asset retirement obligation and amounts due to related parties approximate their fair value due to the short-term maturity of such instruments.  The carrying value of the loan payable on acquisition approximates to its fair value.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest rate risk arising from these financial instruments.

Title Risk

Title to mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mining properties.  Although the Company has investigated title to all of its mineral properties for which it holds concessions or other mineral leases or licenses, the Company cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that it will have valid title to its mining properties.  The Company relies on title opinions by legal counsel who base such opinions on the laws of countries in which the Company operates.  The Company’s principal mineral properties and mining rights are located in Venezuela.  In 2005, the Government of Venezuela announced that it would be changing the mining title regime from a system where title was granted in the form of either concessions or operating contracts to a system where all new titles would be granted in the form of operating contracts.  In order to effect this change, the Government advised that it would need to create a national mining company which would be the nation’s contracting party covering the entire country of Venezuela.  The Government also indicated that, given this change in title regime, it would also be appropriate to review all existing mining companies in a single comprehensive exercise to ensure that only companies found to be in compliance with their existing title terms and conditions would qualify for the new title.

Country Risk

The Company’s mineral exploration and exploitation activities may be adversely affected by political instability and legal and economic uncertainty in the countries where the Company has operations.  The risks associated with the Company’s foreign operations may include political unrest, labour disputes, invalidation of governmental orders and permits, corruption, war, civil disturbances and terrorist actions, arbitrary changes in laws, regulation and policies, taxation, price controls, exchange controls, delays in obtaining or the inability to obtain necessary permits, opposition to mining from environmental or other nongovernmental organizations, limitations on foreign ownership, limitations on the repatriation of earnings, limitations on mineral exports and increased financing costs. These risks may limit or disrupt the Company’s projects or operations, restrict the movement of funds or result in the deprivation of contractual rights or the taking of property by nationalization, expropriation or other means without fair compensation.  The Company’s mineral properties and mining rights are located in Venezuela and as such, the Company may be affected by political or economic instabilities.

Currency Risk

The Company is exposed to currency risk as certain of its assets are denominated in foreign currencies.  Unfavourable changes in the applicable exchange rate may result in a decrease or increase in foreign exchange gains or losses.  The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

The Company’s Venezuelan operations and cash holdings are currently subject to currency and exchange controls.  These government imposed controls may adversely affect the Company as such controls restrict the Company’s ability to flow U.S. dollars out of the country.

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

As at December 31, 2007, the Company holds cash of $516,268 (2006 – $1,384,420) in Venezuelan Bolivars.

21.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

A reconciliation of the Company’s consolidated balance sheet determined in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) to that determined under United States generally accepted accounting principles (“US GAAP”) is as follows:

December 31, 2007

	Canadian		US GAAP
	GAAP		adjustments	US GAAP
	$		$	$
Assets
Current assets
Cash and cash equivalents	31,352		—	31,352
Loans and receivables	5,300		—	5,300
Inventories	10,725		—	10,725
Assets held for sale	855		—	855
Prepaid expenses and deposits	8,188		—	8,188
Total current assets	56,420		—	56,420

Plant and equipment	758,681		—	758,681
Mineral properties	190,287	(a)	(41,150)	149,137
Other non-current assets	1,136		—	1,136
Total assets	1,006,524		(41,150)	965,374

Liabilities
Current liabilities
Accounts payable and accrued liabilities	21,422		—	21,422
Loan payable	2,500		—	2,500
Other liabilities	522		—	522
Total current liabilities	24,444		—	24,444

Asset retirement obligations and other liabilities	2,284		—	2,284
Future income taxes	276,752		—	276,752
Total liabilities	303,480		—	303,480

Shareholders’ equity
Share capital	669,252		—	669,252
Contributed surplus	91,824		—	91,824
Deficit	(95,284	)(a)	(41,150)	(136,434)
Accumulated other comprehensive income	37,252		—	37,252
Total shareholders’ equity	703,044		(41,150)	661,894
Total liabilities and shareholders’ equity	1,006,524		(41,150)	965,374

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

December 31, 2006

	Canadian		US GAAP
	GAAP		adjustments	US GAAP
	$		$	$
Assets
Current assets
Cash and cash equivalents	11,121		—	11,121
Loans and other receivables	411		—	411
Inventories	97		—	97
Prepaid expenses and deposits	378		—	378
Total current assets	12,007		—	12,007

Plant and equipment	3,697		—	3,697
Mineral properties	26,822	(a)	(26,822)	—
Total assets	42,526		(26,822)	15,704

Liabilities
Current liabilities
Accounts payable and accrued liabilities	4,309		—	4,309
Loan payable	2,500		—	2,500
Other liabilities	—		—	—
Total current liabilities	6,809		—	6,809

Asset retirement obligations and other liabilities	463		—	463
Total liabilities	7,272		—	7,272

Minority interest	1,933		—	1,933

Shareholders’ equity
Share capital	89,162		—	89,162
Contributed surplus	7,199		—	7,199
Deficit	(63,040	)(a)	(26,822)	(89,862)
Accumulated other comprehensive income	—		—	—
Total shareholders’ equity	33,321		(26,822)	6,499
Total liabilities, shareholders’ equity and minority interest	42,526		(26,822)	15,704

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

A reconciliation of the Company’s consolidated statements of operations, comprehensive loss and cash flows determined in accordance with Canadian GAAP to that determined under US GAAP is as follows:

Consolidated summarized statements of operations

	2007	2006
	$	$

Net loss under Canadian GAAP	(32,244)	(37,497)
Deferred exploration expense (a)	(14,328)	2,863
Net loss under US GAAP	(46,572)	(34,634)

Basic and diluted net loss per share under US GAAP	(0.29)	(1.86)

Consolidated summarized statements of comprehensive loss

	2007	2006
	$	$

Net loss under US GAAP	(46,572)	(34,634)
Other comprehensive income
Unrealized foreign exchange gains on translating self-sustaining foreign operations	37,251	—
Total comprehensive loss under US GAAP	(9,321)	(34,634)

Basic and diluted comprehensive loss per share under US GAAP	(0.06)	(1.86)

Consolidated summarized statements of cash flows

	2007	2006
	$	$

Cash flows used by operating activities under Canadian GAAP	(23,385)	(15,631)
Deferred exploration expense (a)	(14,618)	(7,430)
Cash flows used by operating activities under US GAAP	(38,003)	(23,061)

Cash flows used by investing activities under Canadian GAAP	(227,388)	(6,164)
Deferred exploration expense (a)	14,618	7,430
Cash flows (used) provided by investing activities under US GAAP	(212,770)	1,266

Cash flows provided by financing activities under Canadian and US GAAP	271,004	32,841

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

Differences between Canadian and US GAAP as they affect the Company’s financial statements are as follows:

(a)           Development expenditures applicable to mineral properties

Under Canadian GAAP, exploration costs are capitalized to the property until such time that the properties are placed into production, abandoned, sold or considered impaired in value. Under US GAAP, exploration costs incurred until the completion of a final feasibility study on the property are charged to operations.

As at December 31, 2007, $41,150 (2006 - $26,822) of exploration costs were included in mineral properties for Canadian GAAP. This has been charged to retained earnings under US GAAP as at December 31, 2007 and 2006, respectively. For the year ended December 31, 2007, $14,328 of exploration costs were capitalized and for the year ended December 31, 2006, $7,430 of exploration costs were capitalized and $10,293 was written off. For US GAAP, the exploration costs have been charged to the consolidated statements of operations in the respective years and the write-off against the previously capitalized exploration costs was reversed.

(b)           Stock-based compensation

The Company has a stock-based employee compensation plan (Note 11 (h)). Under US GAAP, the Company should adopt the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, prospectively to all employee awards granted, modified, or settled after January 1, 2003. On January 1, 2007, the Company adopted SFAS 123R, Accounting for Stock-Based Compensation, on a modified prospective basis, and, as a result, prior periods were not restated. The application of SFAS 123R to stock purchase options did not result in any significant change in the method of accounting for these options.

Share-based benefits have been valued at fair value using the Black-Scholes option pricing model for option grants and the grant date fair market value for stock awards. Compensation amounts have been expensed over the applicable vesting period.

(c)           Accounting for uncertainty in income taxes

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. There was no effect on the Company’s cumulative retained earnings as of January 1, 2007, as a result of the adoption of FIN 48. As of the date of adoption, there were no unrecognized tax benefits. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in its consolidated financial statements, only those tax positions that are “more-likely-than-not” of being sustained as of the adoption date, based on the technical merits of the position. As a result of the implementation of FIN 48, the Company performed a comprehensive review of its material tax positions. Based on this review the provisions of FIN 48 had no effect on the Company’s financial position, cash flows or results of operations at either January 1, 2007 or December 31, 2007.

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the year:

$
Unrecognized tax benefit, opening balance	—
Gross increases – tax positions in prior period	—
Gross decreases – tax positions in prior period	—
Gross increases – tax positions in current period	2,069,000
Settlements	—
Lapse of statute of limitations	—
Unrecognized tax benefit, ending balance	2,069,000

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheet. There were no interest or penalties recognized in the statement of operations or included in the consolidated balance sheets for the year ended December 31, 2007 and 2006.

The balance of unrecognized tax benefits at December 31, 2007 is equal to $2,069,000 that, if recognized, would affect the effective tax rate.

The Company is subject to taxation in Canada, Venezuela and other foreign jurisdictions. The Company’s tax years 2001 through 2007 are subject to examination by the Canadian tax authorities. The Company’s tax years 2004 through 2007 are subject to examination by the Venezuelan tax authorities.

(d)           Additional disclosure required by US GAAP

(i)            Pro forma information on business combinations (unaudited)

Under US GAAP, SFAS 141 requires disclosure of certain pro forma information when a business combination is affected. The following pro forma financial summary is presented as if the acquisition of PMG was completed as of January 1, 2007 and January 1, 2006. The pro forma combined results are not necessarily indicative of the actual results that would have occurred had the acquisition been consummated on those dates, or of the future operations of the combined entities.

		Years ended December 31,
	2007	2006
	$	$

Total revenues	20,151	36,826
Net loss	(77,987)	(95,897)
Loss from continuing operations per share - basic and diluted	(0.27)	(0.50)

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

(ii)           Impairment of mineral properties

Under US GAAP, impairment of mineral properties would be presented within “costs and expenses” in the statement of operations and not within “other (expenses) income”. For the years ended December 31, 2007 and 2006, total “costs and expenses” are $30,417 and $36,393, respectively, under US GAAP.

(iii)          Recently issued accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This statement defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company expects that adoption of SFAS 157 will not have a material effect on its financial condition or results of operation.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Liabilities - Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure certain financial assets and liabilities at fair value (the “fair value option”). Unrealized gains and losses, arising subsequent to adoption, are reported in earnings. The Company is required to adopt SFAS 159 in the first quarter of 2008. The Company is currently evaluating the impact, if any, that the implementation SFAS 159 will have on the Company’s results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 141(R) on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest, and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 160 on its consolidated financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133. This statement requires enhanced disclosures about an entity’s derivative and hedging activities and how derivatives and hedging activities affect a company’s financial position, financial performance and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is assessing the impact of the new standard.

RUSORO MINING LTD. Notes to Consolidated Financial Statements For the Years Ended December 31, 2007 and 2006 Expressed in U.S. Dollars

The recent SEC and FASB interpretations relate to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Emerging Issue Task Force (“EITF”) EITF 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock. In late June 2008, FASB released EITF 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock, which provides further guidance on the accounting treatment for certain equity instruments with elements of foreign currency risk.

The Company’s functional currency is the U.S. dollar and it has issued and has outstanding warrants that have an exercise price that is denominated in Canadian dollars. The Company has determined that such warrants with an exercise price that is different from the entity’s functional currency cannot be classified as equity based on the evaluation of the warrant’s settlement provisions. As a result, these instruments will need to be treated as derivatives and recorded as liabilities that are carried at their fair value, with changes in the fair value from period to period recorded as a gain or loss in the statement of operations.

EITF 07-5 is effective for interim and annual financial statements related to fiscal years beginning after December 15, 2008, and earlier adoption is not permitted. The Company is assessing the impact of the new standard.

22.          SUBSEQUENT EVENTS

Disposition of Mena Chile

On April 4, 2008, The Company announced that it had completed the sale of its 100% own subsidiary, Compania Minera Mena Resources (Chile) Limitada (“Mena Chile”) to Iron Creek Capital Corp (“Iron Creek”), an unrelated company listed on the TSX Venture Exchange.

The consideration consisted of 2,000,000 common shares in Iron Creek at a deemed price of $0.265 per common share and $325,000 in cash representing the repayment of a loan advanced by the Company to Mena Chile. In addition and pursuant to the terms of a royalty agreement, Mena Chile has granted a net smelter returns royalty to the Company, on any metals recovered equal to 1% on the Vaquillas Property and 2% on mining and mineral interests held by Mena Chile with respect to the Emilia & Pampa property, the Gavi & Mena 1-2 properties and the Suerte property.

The Company has reclassified the Mena Chile assets to assets held for sale at their net realizable value of $855,000 as follows:

$

Cash	37,857
Prepaids	12,075
Mineral properties	805,068
855,000

23.          COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform to the current year’s presentation.